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BARNWELL INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

NED L. SHERWOOD NLS ADVISORY GROUP, INC. MRMP-MANAGERS LLC BRADLEY M. TIRPAK SCOTT D. KEPNER DOUGLAS N. WOODRUM PHILLIP J. MCPHERSON

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MRMP-Managers LLC and Barnwell Industries’ Largest Independent Shareholder Group,
Sends Letter to Shareholders

Group Nominates Five Director Candidates

Stock Price is Down over 70% Since Appointment of CEO

Change is Needed to Salvage Value for Shareholders

December 5, 2019 -- MRMP-Managers LLC, NLS Advisory Group, Inc., Ned L. Sherwood and Bradley M. Tirpak, announced today that they have sent the following letter to shareholders of Barnwell Industries, Inc. (NYSE American: BRN) (“Barnwell”).

Dear Fellow Owner,

We are the largest independent Shareholder group of Barnwell stock. We have recently provided notice to the Company that we intend to nominate five highly qualified director candidates for election to the board at its 2020 annual meeting of shareholders (full biographical information included below).  Barnwell’s full board of seven directors is elected annually.  We jointly hold approximately 11.3% of the outstanding shares of Barnwell.

We believe significant change, including a new board, is needed at Barnwell for the following reasons.

Poor Shareholder Returns and Operating Losses

Since Alex Kinzler took over as CEO of Barnwell from his father on December 13, 2016, Barnwell’s share price has declined over 70% from $1.69 to a mere $0.44 per share on December 3, 2019.  Today Barnwell’s stock is trading near all-time lows with a market capitalization of less than $3.7 million.

For the last three fiscal years from 2016 to 2018, the Company reported operating losses of $11.1 million. The losses have continued in fiscal year 2019. For the nine months ended June 30, 2019, the Company reported operating losses of $5.3 million. We believe these losses are largely due to poor execution, higher than necessary operating expenses, and excessive executive compensation.

High Executive Pay Despite Losses

To put this into perspective, during the last three fiscal years from 2016 to 2018, Barnwell’s executive officers, including Mr. Kinzler and Russell Gifford, CFO, and the rest of the board including Chairman James Barnwell III have collected over $3 million in compensation and board fees. They continue to pay themselves a fortune while shareholders suffer from what we believe have been poor strategic decisions.

Poor Capital Allocation Decisions and Horrible Acquisitions

This did not need to happen. After several years of encouraging divestitures, Barnwell was a debt-free company with over $20.5 million in cash and equivalents on September 30, 2017. The following year, management and the directors risked $10.3 million and took on an additional $3.1 million in liabilities to acquire the Twining assets in Canada in August of 2018.  This acquisition, which we believe needs millions more in additional investment to be successful, has put the company in a precarious financial position. At September 30, 2019, cash was down to $5 million. Since the Twining acquisition was announced, the share price has fallen from $1.87 on July 23, 2018 to $.44 on December 3, 2019, a decline of over 75%.

Conclusion – Barnwell Can be a Successful Investment with Better Governance

We believe change is desperately needed at the board level to salvage value for shareholders.  We believe we must act quickly and decisively to stem losses and reduce excessive compensation.  Without change, we believe Barnwell’s future is dim.

We are confident that our highly qualified independent director candidates can lead a process to recover value for shareholders, improve corporate governance, and align executive and director compensation with shareholder returns.  We believe change is needed and our director candidates are the best chance for the company’s survival.

If you own shares of Barnwell, we would like to hear from you.  Please contact Maria Andriasova at NLS Advisory Group, Inc. using 646-921-2080 or mandriasova@Sherwoodfamilyoffice.com

#   #   #

Ned L. Sherwood, Bradley M. Tirpak, NLS Advisory Group, Inc., and MRMP-Managers LLC intend to make a filing with the SEC of a proxy statement and accompanying proxy card to solicit votes for the election of director nominees at the 2020 annual meeting of shareholders of Barnwell Industries, Inc.

Ned L. Sherwood Revocable Trust, of which Ned L. Sherwood is the beneficiary and the trustee, holds 238,038 shares of common stock of Barnwell, and MRMP-Managers LLC, of which Mr. Sherwood is the Chief Investment Officer, holds 661,584.138 shares of common stock of Barnwell. Mr. Sherwood is deemed to beneficially own all of these shares.  Bradley M. Tirpak holds 34,127 shares of common stock of Barnwell.

The director nominees include:

Ned L. Sherwood, age 70, co-founded ZS Fund L.P., a middle market private equity firm, in 1985 and has served as its Chairman and Chief Executive Officer since 1985. Mr. Sherwood is also an investment advisor and a consultant to NLS Advisory Group, Inc., an investment advisor, which roles he has held since 2012. Mr. Sherwood is also the Chief Investment Officer of MRMP-Managers LLC, a private investment vehicle. Mr. Sherwood joined W. R. Grace & Co. in 1975 as a vice president in the Office of Strategic Projects, a group specializing in the evaluation and divestiture of various W. R. Grace & Co. business units. In 1981, Mr. Sherwood joined AEA Investors, Inc., where he led a number of successful acquisitions until his departure to co-found ZS Fund L.P.

Mr. Sherwood has served as a director on a number of public company boards, including Consolidated Stores Corporation (now Big Lots, Inc.) (1984), Market Facts, Inc. (1996), Kaye Group, Inc. (1996), Colorado Prime, Inc. (1988), Southern Electronics, Inc. (1986), Mazel Company (1991), Niagara Frontier Services, Inc. (now Tops Markets) (1984), Sun Television and Electronics, Inc. (1987) and ChinaCast Education Corporation, a post-secondary education and e-learning services provider in the People’s Republic of China (2009 to 2012 and again since December 2019). Mr. Sherwood has served as a director for a number of not-for-profit organizations, including I HAVE A DREAM, the Dana Farber Hospital Advisory Board, the Stanford University Parents Advisory Board, City Squash and the Columbia-Presbyterian Heart Research Institute. Mr. Sherwood graduated magna cum laude from The Wharton School at the University of Pennsylvania where he received the Herbert T. Steuer Memorial Award for the Most Outstanding Wharton Student.

Bradley M. Tirpak, age 50, is a professional investor with more than 20 years of investing experience. Since September 2016, he has served as a portfolio manager and Managing Director at Palm Active Partners Management, LLC, a private investment company. From October 2009 to August 2016, Mr. Tirpak served as Managing Member of Locke Partners, LLC, a private investment company, where he managed various investment partnerships that focused on engaging public companies to improve corporate governance and improve stockholder returns. Earlier in his career,

Mr. Tirpak was a portfolio manager at Credit Suisse First Boston from January 1997 to September 2000, at Caxton Associates from September 2000 to May 2003 and at Sigma Capital Management from April 2003 to December 2007. Between 1993 and 1996, he was the founder and CEO of Access Telecom, Inc., an international telecommunications company doing business in Mexico. Mr. Tirpak has served as a director at Full House Resorts, Inc. (Nasdaq: FLL), a publicly traded company that owns, leases, develops and operates gaming facilities, since November 2014, where he currently serves as Chairman, and has served as a director of TSR Inc. (Nasdaq: TSRI), a publicly traded company providing contract computer programming services, since October 2019, and a director of Liberated Syndication Inc. (OTCMKTS: LSYN), a publicly traded podcast hosting company, since October 2019. Mr. Tirpak also currently serves as trustee of The Halo Trust USA, the world’s largest humanitarian mine clearance organization with operations in over 20 countries. He previously served as a director at Birner Dental Management Services, Inc., then a publicly traded manager of dental practices, from December 2017 to January 2019, when the company was acquired, Flowgroup plc, an energy supply and services business in the United Kingdom, from June 2017 to October 2018, Applied Minerals, Inc., a publicly traded specialty materials company, from April 2015 to March 2017, and USA Technologies, Inc., a publicly traded provider of electronic payment transactions to the vending industry, from 2010 to 2012. Mr. Tirpak earned a B.S.M.E. from Tufts University and an M.B.A. from Georgetown University.

Scott D. Kepner, age 64, has been a managing partner of real estate and development partnerships under Village Properties Operating Company, LLC and affiliates since 1985. These entities are involved in developing housing, shopping centers and industrial properties. Mr. Kepner has more than 30 years of real estate experience and serves on the management committee or the board of directors, as applicable, for these partnerships. Mr. Kepner graduated magna cum laude from Dartmouth College, with an A.B. degree in Economics, and received an M.B.A. from the Stanford University Graduate School of Business.

Douglas N. Woodrum, age 62, has served as Chief Financial Officer and Secretary of ChinaCast Education Corporation, a post-secondary education and e-learning services provider in the People’s Republic of China, since January 2012. From January 2006 to December 2009, Mr. Woodrum, a private investor, served as a research analyst for Jayhawk Capital Management, a private equity firm focusing on investing in small- and medium-sized businesses operating in China. From December 1997 to December 2005, Mr. Woodrum was the Chief Financial Officer of CNET Networks, Inc., then a publicly traded online media company, where his responsibilities included raising capital for growth, business model development, financial reporting, annual budgeting, long-term planning, acquisitions, investor relations and tax. Mr. Woodrum has served on the board of directors of MarketScout, a private insurance distribution and underwriting company, since 2002, and on the board of directors of ChinaCast Education Corporation, since 2012. Mr. Woodrum received his B.B.A. in finance and accounting from the University of Iowa in 1979.

Phillip (Phil) J. McPherson, age 45, has served as Chief Financial Officer, Secretary, Treasurer and a director of Citadel Exploration, Inc. (OTCMKTS: COIL), a publicly traded energy company engaged in the exploration and development of oil and natural gas properties, since September 2012, after joining Citadel Exploration with nearly two decades of experience in the capital markets and financial services sectors. Mr. McPherson was also appointed as Interim Chief Executive Officer of Citadel Exploration in May 2019. He started his career as a retail stock broker with Mission Capital in 1997 and became partner before it was acquired by oil and gas boutique C.K. Cooper & Company. At C.K. Cooper, Mr. McPherson was a research analyst specializing in small cap exploration and production companies. In 2007, he joined Global Hunter Securities as a partner and managing director of the energy research group. During his Wall Street career, Mr. McPherson was presented the Wall Street Journal “Best on the Street” Award and was named a Zack’s 5-Start Analyst for three consecutive years. He is a recognized expert on California E&P firms. Mr. McPherson received his Bachelors in Economics from East Carolina University.

Ned L. Sherwood, Bradley M. Tirpak, NLS Advisory Group, Inc., and MRMP-Managers LLC, and their nominees to the Barnwell board are the participants in this proxy solicitation.  Information regarding the participants and their interests in the solicitation will be included in their proxy statement and other materials filed with the SEC.  SHAREHOLDERS OF BARNWELL SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING, THE NOMINEES TO THE BOARD AND SOLICITATION OF PROXIES.  THESE PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

Contact:

Maria Andriasova

NLS Advisory Group, Inc.

646-921-2080

mandriasova@Sherwoodfamilyoffice.com